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Freeport-McMoRan Copper & Gold Inc.
Reports First-Quarter 2006 Results

HIGHLIGHTS
▪
First-quarter 2006 net income of $251.7 million, $1.23 per share, compared with net income of $130.4 million, $0.70 per share, for the first quarter of 2005. First-quarter 2006 net income was reduced by $37.9 million ($0.17 per share) for losses on redemptions of debt.

▪
PT Freeport Indonesia’s (PT-FI), FCX’s Indonesian mining unit, share of first-quarter 2006 sales totaled 225.2 million pounds of copper and 472.5 thousand ounces of gold, compared with 328.1 million pounds and 595.3 thousand ounces in the first quarter of 2005.

▪
Projected annual sales for 2006 approximate 1.3 billion pounds of copper and 1.7 million ounces of gold, including 280 million pounds of copper and 275,000 ounces of gold for the second quarter of 2006.

▪
Cash flow used in operations during the first quarter of 2006 totaled $123.8 million, including $501.1 million for working capital requirements. Assuming average prices of $2.25 per pound of copper and $550 per ounce of gold in the balance of 2006, full-year operating cash flows would approximate $1.2 billion. First-quarter 2006 capital expenditures totaled approximately $52 million and are estimated to approximate $250 million for the year.

▪
Total debt at March 31, 2006, approximated $1.1 billion, $817.2 million net of $284.1 million of cash. Total debt was reduced by $154.7 million during the quarter, including the mandatory redemption of FCX’s Gold-Denominated Preferred Stock, Series II with a face value of $167.4 million for $236.4 million.

▪	Common stock dividends during the first quarter of 2006 totaled $153.2 million, $0.8125 per share, including $94.2 million ($0.50 per share) for a supplemental dividend paid on March 31, 2006.

NEW ORLEANS, LA, April 18, 2006 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported first-quarter 2006 net income applicable to common stock of $251.7 million, $1.23 per share, compared with net income of $130.4 million, $0.70 per share, for the first quarter of 2005. First-quarter 2006 net income included a $36.6 million ($0.17 per share) loss on the redemption of FCX’s Gold-Denominated Preferred Stock, Series II and a $1.3 million ($0.01 per share) loss on early extinguishment and conversion of debt.

On January 1, 2006, FCX adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” Total stock-based compensation costs totaled $13.2 million ($7.6 million to net income or $0.03 per share) in the first quarter of 2006; including $6.1 million recorded as production and delivery costs and $6.7 million recorded as general and administrative expenses. The incremental costs associated with adoption of the new accounting standard totaled $9.0 million ($5.2 million to net income or $0.02 per share). Total stock-based compensation costs in the first quarter of 2005, which mainly included the cost of restricted stock units, was $4.4 million ($2.9 million to net income or $0.01 per share).

SUMMARY FINANCIAL TABLE
	First Quarter
	2006		2005
	(In Thousands, Except Per
	Share Amounts)
Revenues	$1,086,122	(a)	$803,065
Operating income	531,750		357,599
Net income applicable to common stock(b)	251,650	(a)	130,395
Diluted net income per share of common stock	$1.23	(a, c)	$0.70	(d)

Diluted average common shares outstanding	221,477	(c)	200,126	(d)

a) Includes a loss on the redemption of Gold-Denominated Preferred Stock, Series II totaling $69.0 million ($36.6 million to net income or $0.17 per share).
b) After preferred dividends.
c) Reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of interest expense totaling $5.1 million and dividends totaling $15.1 million and the inclusion of 31.9 million shares.
d) Reflects assumed conversion of FCX’s 7% Convertible Senior Notes, resulting in the exclusion of interest expense totaling $10.3 million and the inclusion of 18.6 million shares. FCX’s 5½% Convertible Perpetual Preferred Stock was not dilutive in the first quarter of 2005.

James R. Moffett, Chairman of the Board of FCX, and Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “The theme of our 2005 annual report, ‘The Elements of Shareholder Value,’ highlights the strong performance of our Grasberg operations and our ability to provide value to shareholders at a time when both copper and gold markets are so favorable. Our operations are expected to continue generating significant cash flows, which would enable us to maintain our long-standing tradition of returning substantial cash to shareholders as we build and sustain the long-term value of the Grasberg mining operations for the future.”

PT-FI PRODUCTION AND SALES
As projected and previously reported, PT-FI mined lower grade ore and reported lower production and sales in the first quarter of 2006, compared with the 2005 period. PT-FI’s share of first-quarter 2006 sales of 225.2 million pounds of copper and 472,500 ounces of gold, was approximately 15 million pounds below previous estimates for copper and 132,500 ounces above previous estimates for gold. Realized copper and gold prices, before revenue adjustments for the mandatory redemption of FCX’s Gold-Denominated Preferred Stock, Series II, were significantly higher than in the 2005 quarter.

	First Quarter
	2006		2005
Copper (000s of recoverable pounds):
Production	221,300		335,600
Sales	225,200		328,100
Average realized price per pound	$2.43		$1.51
Gold (recoverable ounces):
Production	461,800		609,400
Sales	472,500		595,300
Average realized price per ounce	$405.54	(a)	$426.74

a)	Amount was $556.00 before revenue reduction resulting from redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

First-quarter 2006 copper ore grades averaged 0.72 percent, compared with 1.14 percent for the first quarter of 2005. First-quarter 2006 copper recovery rates averaged 82.5 percent, compared with 89.6 percent for the first quarter of 2005.

Gold ore grades averaged 0.92 grams per metric ton (g/t) in the first quarter of 2006, compared with 1.62 g/t for the first quarter of 2005. First-quarter 2006 gold recovery rates averaged 80.6 percent, compared with 82.7 percent for the first quarter of 2005. Average ore grades are expected to be higher in the second half of 2006 than in the first half of 2006 with the highest grades expected to be mined in the fourth quarter.

Mill throughput, which varies depending on ore types being processed, averaged 216,800 metric tons of ore per day in the first quarter of 2006 compared with 199,400 metric tons of ore in the first quarter of 2005. First-quarter mill rates include an approximate four-day interruption in February 2006 associated with protests by illegal miners. Mill rates will vary during 2006 depending on ore types mined and are expected to average over 220,000 metric tons of ore per day during the remainder of 2006. Operations were temporarily suspended for an approximate four day period in February 2006 when illegal miners (“gold panners”) blocked a road leading to our mill. While this situation was resolved peacefully by Indonesian government authorities, we continue to work with the government to resolve the legal and security concerns presented by the increased presence of gold panners in our area of operations.

Production from PT-FI’s Deep Ore Zone (DOZ) underground mine averaged 43,800 metric tons of ore per day in the first quarter of 2006, representing 20 percent of mill throughput. DOZ continued to perform above design capacity of 35,000 metric tons of ore per day. PT-FI is expanding the capacity of the DOZ underground operation to a sustained rate of 50,000 metric tons per day with the installation of a second crusher and additional ventilation, expected to be completed by 2007.

Realized copper prices improved by 61 percent to an average of $2.43 per pound in the first quarter of 2006 from $1.51 in the first quarter of 2005. The spot copper price on the London Metal Exchange (LME) closed at $2.82 per pound on April 13, 2006. Realized gold prices in the first quarter of 2006 averaged $556.00 per ounce, less $150.46 per ounce for revenue adjustments associated with the redemption of FCX’s Gold-Denominated Preferred Stock, Series II, for a net realization of $405.54 per ounce, compared to $426.74 in the first quarter of 2005. The London P.M. gold fixing price closed at $593 per ounce on April 13, 2006.

At March 31, 2006, FCX’s concentrate sales included 199.0 million pounds of copper, priced at an average of $2.46 per pound, subject to final pricing over the next several months. Each $0.05 change in the price realized from the March 31 price would result in an approximate $5 million effect on FCX’s 2006 net income. First-quarter 2006 adjustments to concentrate sales recognized in prior quarters increased revenues by $110.2 million ($58.4 million to net income or $0.26 per share) compared with $9.9 million ($5.2 million to net income or $0.03 per share) in the first quarter of 2005.

PT-FI’s share of annual sales in 2006 is currently projected to approximate 1.3 billion pounds of copper and 1.7 million ounces of gold, including 280 million pounds of copper and 275,000 ounces of gold in the second quarter of 2006. Our previously reported estimates for annual sales over the five-year period from 2006-2010 averaged approximately 1.3 billion pounds of copper and 1.9 million ounces of gold. At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production, resulting in varying quarterly and annual copper and gold sales. During 2006, approximately 60 percent of copper and 56 percent of gold sales are expected in the second half of the year. Because of the significant level of copper and gold expected to be mined late in the year, the achievement of PT-FI’s 2006 sales estimates will be dependent, among other factors, on the achievement of targeted mining rates, the successful operation of PT-FI production facilities and systems and concentrate loading systems.

Our mine plans are based on latest available data and studies, which take into account factors such as mining and milling rates, ore grades and recoveries, economic conditions and geologic/geotechnical considerations. We update these plans to incorporate new data and conditions, with the objective of operating safely, managing risks and maximizing economic values. We are currently undertaking studies to incorporate recent geotechnical data in our future mine plans. These studies are expected to be completed and mine plans revised in the third quarter of 2006. While ongoing analyses may alter current expectations, the analyses to date indicate that the revisions would result in the deferral of certain high grade ore previously expected to be mined in 2007 and 2008 to future years. While the annual impacts may be significant, preliminary estimates of total metal sales volumes for PT-FI are expected to be within five percent of the previously reported projected amounts for the five-year period from 2006-2010. We are also incorporating the new data into our longer range mine plans to assess the optimal design of the Grasberg open pit, which may affect the timing of our development of the Grasberg block cave ore body.

UNIT NET CASH COSTS
	First Quarter
	2006		2005
Per pound of copper:
Site production and delivery, after adjustments	$1.22		$0.59
Gold and silver credits	(1.29)		(0.79)
Treatment charges	0.38	(a)	0.22
Royalties	0.09		0.05
Unit net cash costs(b)	$0.40		$0.07

a)
Includes $0.05 per pound for adjustments to December 31, 2005 concentrate sales subject to final pricing to reflect the impact on treatment charges resulting from the increase in copper prices since December 31, 2005.

b)
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

PT-FI’s unit net cash costs, including gold and silver credits, averaged $0.40 per pound of copper during the first quarter of 2006, compared with $0.07 per pound in the 2005 quarter. The higher unit site production and delivery costs in the 2006 period primarily reflected the anticipated lower sales volumes resulting from mine sequencing in the Grasberg open pit, the impact of changes in accounting for stripping costs, higher treatment charges and royalties and higher input costs, including energy. Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure. As previously reported on March 23, 2006, a mud/topsoil slide involving approximately 75,000 metric tons of material occurred from a mountain ridge above service facilities supporting PT-FI’s mining facilities. Regrettably, three contract workers were fatally injured in the event. The material damaged a mess hall and an adjacent area. FCX recorded a charge to net income of $1 million in the first quarter of 2006 for damages related to this event. The event did not directly involve operations within the Grasberg open-pit mine or PT-FI’s milling operations.

On January 1, 2006, FCX adopted Emerging Issues Task Force Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (EITF 04-6), which requires that stripping costs be included in costs of sales as incurred beginning in 2006. Upon adoption of EITF 04-6, FCX recorded its deferred mining cost asset ($285.4 million) at December 31, 2005, net of taxes, minority interest share and inventory effects ($135.9 million), as a cumulative effect adjustment to reduce its retained earnings on January 1, 2006. Unit site production and delivery costs were net of deferred mining costs of $0.10 per pound ($32.2 million) in the first quarter of 2005.

Assuming average copper prices of $2.25 per pound and average gold prices of $550 per ounce for the remainder of 2006 and achievement of current 2006 sales estimates, PT-FI estimates that its annual 2006 unit net cash costs, including gold and silver credits, would approximate $0.54 per pound. Estimated unit net cash costs for 2006 are projected to be higher than the 2005 average, primarily because of lower 2006 copper and gold sales volumes and the change in the accounting treatment of stripping costs. Unit net cash costs for 2006 would change by approximately $0.025 per pound for each $25 per ounce change in the average price of gold for the balance of the year.

SMELTER OPERATIONS
FCX’s investment in smelters serves an important role in its concentrate marketing strategy. Through downstream integration, FCX assures placement of a significant portion of its concentrate production. Taking into account taxes and minority ownership interests, an equivalent change in smelting and refining charges essentially offset in FCX’s consolidated operating results.

Atlantic Copper, FCX’s wholly owned Spanish smelting unit, treated 250,700 metric tons of concentrate and scrap in the first quarter of 2006, compared with 215,800 metric tons in the year-ago period, which was affected by maintenance issues. Atlantic Copper produced 129.4 million pounds of cathodes and sold 136.6 million pounds of cathodes for the first quarter of 2006, compared with cathode production of 131.7 million pounds and sales of 132.6 million pounds during the first quarter of 2005. Treatment charges received by Atlantic Copper averaged $0.29 per pound during the first quarter of 2006 and $0.17 per pound during the first quarter of 2005. The significant increase in treatment charges in the 2006 period reflects higher market rates and $0.07 per pound ($0.03 per pound in the first quarter of 2005) for price participation under the terms of Atlantic Copper’s concentrate purchase and sales agreements. Cathode cash unit costs averaged $0.20 per pound in the first quarter of 2006 and $0.17 per pound in the first quarter of 2005. Higher unit costs in 2006 primarily reflect the impact of a higher 2006 gold payable factor in Atlantic Copper’s concentrate purchase and sales agreements (see attached presentation, “Cathode Cash Unit Costs”).

Atlantic Copper reported operating income of $13.5 million for the first quarter of 2006, compared with an operating loss of $1.6 million in the 2005 period. The positive results in the 2006 period primarily reflect higher treatment charges, net of higher costs. Each $0.01 change in treatment and refining charge rates equates to approximately $6 million of Atlantic Copper annual operating income. There are no planned major maintenance activities scheduled at Atlantic Copper in 2006 and a 22-day maintenance turnaround currently is scheduled for 2007.

PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, treated 234,400 metric tons of concentrates in the first quarter of 2006, compared with 226,400 metric tons in the year-ago period. During 2006, PT Smelting plans to expand its production capacity from 250,000 metric tons of copper metal per year to 270,000 metric tons of copper metal per year. PT Smelting produced 142.4 million pounds of cathodes for the first quarter of 2006, compared with cathode production of 143.5 million pounds during the first quarter of 2005. PT Smelting’s cathode cash unit cost per pound totaled $0.15 per pound in the first quarter of 2006 and $0.10 per pound in the year-ago period, primarily reflecting higher energy costs in 2006. PT-FI’s equity interest in PT Smelting’s earnings totaled $3.6 million, $2.9 million to net income or $0.01 per share, in the first quarter of 2006 compared to $2.6 million, $2.1 million to net income or $0.01 per share, in the 2005 quarter. PT Smelting has an 18-day maintenance turnaround scheduled for mid-2006 and the next major maintenance turnaround is scheduled for 2008.

FCX defers recognition of profits on PT-FI’s sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting until the final sales to third parties occur. Changes in net deferrals resulted in an addition to FCX’s net income totaling $39.3 million, $0.18 per share, in the first quarter of 2006, compared with a reduction of $34.2 million, $0.17 per share, in the first quarter of 2005. At March 31, 2006, FCX’s net deferred profits on PT-FI concentrate inventories at Atlantic Copper and PT Smelting to be recognized in future periods’ net income after taxes and minority interest sharing totaled $78.7 million. Based on copper prices of $2.25 per pound and gold prices of $550 per ounce for the second quarter of 2006 and current shipping schedules, FCX estimates that the net change in deferred profits on intercompany sales will result in an increase to net income of approximately $20 million in the second quarter of 2006. The actual change in deferred intercompany profits may differ substantially from this estimate because of changes in the timing of shipments to affiliated smelters and metal prices.

EXPLORATION and MINE DEVELOPMENT ACTIVITIES
PT-FI’s exploration efforts in 2006 are focused on testing extensions of the Deep Grasberg and Kucing Liar mine complex, the resource potential below the previously mined Ertsberg deposit and other targets in Block A, the existing producing area of the Grasberg mining district. FCX continues to assess the timing of resumption of suspended exploration activities in prospective areas outside Block A.

In 2004, PT-FI commenced its Common Infrastructure project, which will provide access to its large undeveloped underground ore bodies located in the Grasberg mining district through a tunnel system located approximately 400 meters deeper than its existing underground tunnel system. The Common Infrastructure project is progressing according to plan. In addition to providing access to our underground ore bodies, the tunnel system will enable PT-FI to conduct future exploration in prospective areas associated with currently identified ore bodies.

PT-FI is also developing the Big Gossan underground mine, a high-grade deposit located near the existing milling complex. The engineering design for Big Gossan includes 53 million metric tons of ore, grading 2.3 percent copper and 1.1 g/t of gold, expected to yield aggregate recoverable copper of 2.5 billion pounds and aggregate recoverable gold of 1.2 million ounces. Aggregate capital expenditures for Big Gossan to be incurred over a four-year period beginning in 2005 total approximately $225 million, $195 million net to PT-FI, with a ramp-up to full production of 7,000 metric tons per day by 2010 (average annual aggregate incremental production approximating 135 million pounds of copper and 65,000 ounces of gold, with PT-FI receiving 60 percent of these amounts).

CASH FLOWS and DEBT REDUCTIONS
FCX net cash used in operating activities totaled $123.8 million during the first quarter of 2006, including $501.1 million in working capital requirements. First-quarter 2006 operating cash flows were impacted by $453.7 million of income tax payments to the Government of Indonesia, including $328.4 million attributable to 2005 results, other working capital requirements totaling $172.7 million and a $44.9 million net use of operating cash resulting from the loss on the redemption of FCX’s Gold-Denominated Preferred Stock, Series II. Capital expenditures totaled $52.1 million for the first quarter of 2006 and are currently estimated to approximate $250 million for 2006.

Total debt at March 31, 2006 approximated $1.1 billion, $817.2 million net of $284.1 million of cash. Total debt was reduced by $154.7 million during the quarter, including $167.4 million for the mandatory redemption of FCX’s Gold-Denominated Preferred Stock, Series II. The mandatory redemption was based on average gold prices at the time of redemption ($548.92 per ounce) and totaled $236.4 million, resulting in a $69.0 million loss recognized in revenues ($36.6 million to net income or $0.17 per share). Other first-quarter debt reductions included privately negotiated transactions to induce conversion of $11.0 million of 7% Convertible Senior Notes due 2011 into 0.4 million shares of FCX common stock and purchases in open market transactions of $11.5 million of 10⅛% Senior Notes due 2010 for $12.6 million. As a result of the induced conversion and open market transactions, FCX recorded charges of $2.0 million ($1.3 million to net income, net of related reduction of interest expense, or $0.01 per share) in the first quarter of 2006.

Following the first quarter debt repayments and redemption, FCX has $86.7 million in debt maturities for the remainder of 2006, which can be funded with the $284.1 million of cash on hand. Debt maturities total $75.0 million for the three-year period of 2007 through 2009.

Using estimated sales volumes for the remainder of 2006 and assuming average prices of $2.25 per pound of copper and $550 per ounce of gold for the remainder of 2006, FCX would generate operating cash flows approximating $1.2 billion in 2006, with over $1.3 billion in the remaining three quarters of the year. In the balance of the year, each $0.10 per pound change in copper prices would affect 2006 cash flows by approximately $50 million and each $25 per ounce change in gold prices would affect 2006 cash flows by approximately $15 million.

FINANCIAL POLICY
FCX has a long-established tradition of returning substantial cash to shareholders through dividends and share purchases. Based on current mine plans and subject to future copper and gold prices, FCX expects its cash flows to exceed budgeted capital expenditures, which would provide opportunities to reduce debt further and return cash to shareholders through dividends and share purchases.

Financial transactions completed during the first quarter of 2006 totaled $307.9 million, including $154.7 million in debt reductions and $153.2 million in common stock dividends. Dividends paid to common stockholders included a supplemental dividend of $0.50 per share paid on March 31, 2006. Since December 2004, FCX has paid five supplemental dividends totaling $411.3 million ($2.25 per share). As of March 31, 2006, FCX had 188.5 million common shares outstanding. No shares were purchased during the first quarter of 2006. As of April 17, 2006, 14.2 million shares remain available for purchase under FCX’s Board authorized 20-million share open market purchase program.

The potential payment of future regular and supplemental dividends will be determined by FCX’s Board of Directors and will be dependent upon many factors, including FCX’s cash flows and financial position, copper and gold prices and general economic and market conditions. The timing of future purchases of FCX’s common stock depends on a number of factors including the price of its common shares, its cash flows and financial position, copper and gold prices and general economic and market conditions.

OTHER MATTERS
As a result of strong 2005 performance, FCX was recently added to the FORTUNE 500 ranking of America’s largest companies based on revenues, as well as the BusinessWeek 50, which ranks the nation’s best performing companies. Within the Fortune 500, FCX also held several other performance rankings, including:

▪	Fastest Growing Companies: Growth in Revenues (1 year) - 9th
▪	Fastest Growing Companies: Growth in Profits (5 years) - 10th
▪	Best Investments: Total Return to Shareholders (5 years) - 7th
▪	Most Profitable Companies: Return on Shareholders’ Equity - 15th.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

------------------------------------------------------------------------

Cautionary Statement and Regulation G Disclosure. This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding projected ore grades and milling rates, projected sales volumes, projected unit net cash costs, projected treatment charge rates, projected operating cash flows, projected capital expenditures, the impact of copper and gold price changes, and the impact of changes in deferred intercompany profits on earnings. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The declaration and payment of dividends is at the discretion of the company’s Board of Directors and will depend on the company’s cash flows and financial position, copper and gold prices and general economic and market conditions.

FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

This press release also contains certain financial measures such as unit net cash costs per pound of copper and cathode cash unit cost per pound of copper. As required by Securities and Exchange Commission Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are provided in the attachments to this press release.

A copy of this press release is available on our web site, “www.fcx.com.” A conference call with securities analysts about first-quarter 2006 results is scheduled for today at 10:00 a.m. EDT. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, May 12, 2006.

# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(Page 1 of 2)

	First Quarter
	2006		2005
PT Freeport Indonesia, Net of Rio Tinto’s Interest
Copper (recoverable)
Production (000s of pounds)	221,300		335,600
Production (metric tons)	100,400		152,200
Sales (000s of pounds)	225,200		328,100
Sales (metric tons)	102,100		148,800
Average realized price per pound	$2.43		$1.51
Gold (recoverable ounces)
Production	461,800		609,400
Sales	472,500		595,300
Average realized price per ounce	$405.54	[a]	$426.74
Silver (recoverable ounces)
Production	679,100		1,297,600
Sales	707,100		1,270,300
Average realized price per ounce	$9.76		$7.04

PT Freeport Indonesia, 100% Aggregate
Ore milled (metric tons per day)	216,800		199,400
Average ore grade
Copper (percent)	0.72		1.14
Gold (grams per metric ton)	0.92		1.62
Gold (ounce per metric ton)	0.030		0.052
Silver (grams per metric ton)	4.21		5.26
Silver (ounce per metric ton)	0.135		0.169
Recovery rates (percent)
Copper	82.5		89.6
Gold	80.6		82.7
Silver	36.4		57.9
Copper (recoverable)
Production (000s of pounds)	246,600		390,300
Production (metric tons)	111,900		177,000
Sales (000s of pounds)	251,300		381,400
Sales (metric tons)	114,000		173,000
Gold (recoverable ounces)
Production	470,700		763,900
Sales	486,300		743,200
Silver (recoverable ounces)
Production	694,100		1,388,000
Sales	711,100		1,357,500

a.	Amount was $556.00 before a loss resulting from redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(Page 2 of 2)

	First Quarter
	2006	2005
Atlantic Copper
Concentrate and scrap treated (metric tons)	250,700	215,800
Anodes
Production (000s of pounds)	157,100	147,400
Production (metric tons)	71,300	66,900
Sales (000s of pounds)	26,400	20,900
Sales (metric tons)	12,000	9,500
Cathodes
Production (000s of pounds)	129,400	131,700
Production (metric tons)	58,700	59,700
Sales (000s of pounds)	136,600	132,600
Sales (metric tons)	62,000	60,100
Gold sales in anodes and slimes (ounces)	245,600	67,300
Cathode cash unit cost per pound[a]	$0.20	$0.17

PT Smelting, 25%-owned by PT Freeport Indonesia
Concentrate treated (metric tons)	234,400	226,400
Anodes
Production (000s of pounds)	147,800	151,300
Production (metric tons)	67,000	68,600
Cathodes
Production (000s of pounds)	142,400	143,500
Production (metric tons)	64,600	65,100
Sales (000s of pounds)	140,700	143,700
Sales (metric tons)	63,800	65,200
Cathode cash unit cost per pound[b]	$0.15	$0.10

a.
For a reconciliation of cathode cash unit cost per pound to production costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Unit Costs.”

b.
For a reconciliation of cathode cash unit cost per pound to equity in PT Smelting’s earnings reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Unit Costs.”

II

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31,
	2006		2005
	(In Thousands, Except Per Share Amounts)
Revenues	$1,086,122	[a]	$803,065	[a]
Cost of sales:
Production and delivery	477,915	[b]	365,006	[b,c]
Depreciation and amortization	43,250		56,926
Total cost of sales	521,165		421,932
Exploration expenses	2,576	[b]	1,920	[b]
General and administrative expenses	30,631	[b,d]	21,614	[b,d]
Total costs and expenses	554,372		445,466
Operating income	531,750		357,599
Equity in PT Smelting earnings	3,559		2,596
Interest expense, net	(22,671)		(37,548)
(Losses) gains on early extinguishment and conversion of debt	(1,973)		37
Other income, net	4,958	[e]	7,952	[e]
Income before income taxes and minority interests	515,623		330,636
Provision for income taxes	(221,722)		(164,028)
Minority interests in net income of consolidated subsidiaries	(27,126)		(21,088)
Net income	266,775		145,520
Preferred dividends	(15,125)		(15,125)
Net income applicable to common stock	$251,650		$130,395

Net income per share of common stock:
Basic	$1.34		$0.73
Diluted	$1.23	[f]	$0.70	[g]

Average common shares outstanding:
Basic	187,916		179,320
Diluted	221,477	[f]	200,126	[g]

Dividends paid per share of common stock	$0.8125		$0.75

a.
Includes positive adjustments to prior period concentrate sales totaling $110.2 million for the 2006 quarter and $9.9 million for the 2005 quarter. The 2006 quarter also includes a loss on the mandatory redemption of FCX’s Gold-Denominated Preferred Stock, Series II totaling $69.0 million.

b.
On January 1, 2006, FCX adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” Stock-based compensation costs totaled $13.2 million in the 2006 quarter; including the allocation of $6.1 million to production and delivery costs, $0.4 million to exploration expenses and $6.7 million to general and administrative expenses; and $4.4 million in the 2005 quarter; including the allocation of $1.3 million to production and delivery costs, none for exploration expenses and $3.1 million to general and administrative expenses.

c.
Amount is net of deferred mining costs of $32.2 million. On January 1, 2006, FCX adopted new accounting rules, described in Note a on page IV, which require that stripping costs incurred during production be charged to cost of sales as incurred.

d.
Includes Rio Tinto’s share of joint venture reimbursements for employee stock option exercises which decreased general and administrative expenses by $4.5 million for the 2006 quarter and $2.9 million for the 2005 quarter.

e.	Interest income totaled $7.0 million for the 2006 quarter and $3.9 million for the 2005 quarter.
f.
Reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of interest expense totaling $5.1 million and dividends totaling $15.1 million and the inclusion of 31.9 million shares.

g.
Reflects assumed conversion of FCX’s 7% Convertible Senior Notes, resulting in the exclusion of interest expense totaling $10.3 million and the inclusion of 18.6 million shares. FCX’s 5½% Convertible Perpetual Preferred Stock was not dilutive for this period.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,		December 31,
	2006		2005
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$284,070		$763,599
Accounts receivable	616,090		687,969
Inventories	612,522		565,019
Prepaid expenses and other	13,989		5,795
Total current assets	1,526,671		2,022,382
Property, plant, equipment and development costs, net	3,095,779		3,088,931
Deferred mining costs	-	[a]	285,355	[a]
Other assets	114,824		119,999
Investment in PT Smelting	58,918		33,539
Total assets	$4,796,192		$5,550,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$433,731		$573,560
Current portion of long-term debt and short-term borrowings	90,077		253,350
Accrued income taxes	56,231		327,041
Rio Tinto share of joint venture cash flows	33,015		125,809
Unearned customer receipts	32,746		57,184
Accrued interest payable	12,980		32,034
Total current liabilities	658,780		1,368,978
Long-term debt, less current portion:
Senior notes	612,900		624,365
Convertible senior notes	312,667		323,667
Equipment and other loans	51,171		54,529
Atlantic Copper debt	34,455		37
Total long-term debt, less current portion	1,011,193		1,002,598
Accrued postretirement benefits and other liabilities	217,228		210,259
Deferred income taxes	831,113		902,386
Minority interests	215,601		222,991
Stockholders' equity:
Convertible perpetual preferred stock	1,100,000		1,100,000
Class B common stock	29,898		29,696
Capital in excess of par value of common stock	2,303,626		2,212,246
Retained earnings	1,035,300	[a]	1,086,191
Accumulated other comprehensive income	11,989		10,749
Common stock held in treasury	(2,618,536)		(2,595,888)
Total stockholders’ equity	1,862,277		1,842,994
Total liabilities and stockholders’ equity	$4,796,192		$5,550,206

a.
On January 1, 2006, FCX adopted Emerging Issues Task Force Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (EITF 04-6), which requires that stripping costs incurred during production be considered costs of the extracted minerals and included as a component of inventory to be recognized in cost of sales in the same period as the revenue from the sale of inventory. Upon adoption of EITF 04-6, FCX recorded its deferred mining costs asset ($285.4 million) at December 31, 2005, net of taxes, minority interest share and inventory effects ($135.9 million), as a cumulative effect adjustment to reduce its retained earnings on January 1, 2006. In addition, stripping costs incurred in 2006 and later periods are now charged to cost of sales as incurred. Adoption of the new guidance has no impact on FCX’s cash flows.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2006	2005
	(In Thousands)
Cash flow from operating activities:
Net income	$266,775	$145,520
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	43,250	56,926
Minority interests' share of net income	27,126	21,088
Stock-based compensation	9,637	940
Long-term compensation and postretirement benefits	7,416	4,251
Losses (gains) on early extinguishment and conversion of debt	1,973	(37)
Deferred income taxes	41,886	(12,020)
Equity in PT Smelting earnings	(3,559)	(2,596)
Increase in deferred mining costs	- [a]	(32,219)[a]
(Recognition) elimination of profit on PT Freeport Indonesia sales
to PT Smelting	(20,828)	2,576
Provision for inventory obsolescence	1,500	1,500
Other	2,190	(500)
(Increases) decreases in working capital:
Accounts receivable	65,150	34,774
Inventories	(40,318)	18,997
Prepaid expenses and other	(7,284)	(6,901)
Accounts payable and accrued liabilities	(157,573)	(73,027)
Rio Tinto share of joint venture cash flows	(92,794)	2,493
Accrued income taxes	(268,300)	473
Increase in working capital	(501,119)	(23,191)
Net cash (used in) provided by operating activities	(123,753)	162,238

Cash flow from investing activities:
PT Freeport Indonesia capital expenditures	(48,609)	(23,522)
Atlantic Copper and other capital expenditures	(3,513)	(2,724)
Sale of assets	2,003	-
Investment in PT Smelting and other	(317)	(85)
Proceeds from insurance settlement	-	2,016
Net cash used in investing activities	(50,436)	(24,315)

Cash flow from financing activities:
Proceeds from debt	55,509	37,428
Repayments of debt	(201,016)	(220,245)
Redemption of step-up preferred stock	-	(215)
Cash dividends paid:
Common stock	(153,155)	(134,740)
Preferred stock	(15,125)	(15,126)
Minority interests	(18,744)[b]	(47,431)[b]
Net proceeds from exercised stock options	11,140	1,511
Excess tax benefit from exercised stock options	16,057	-
Bank credit facilities fees and other	(6)	(13)
Net cash used in financing activities	(305,340)	(378,831)
Net decrease in cash and cash equivalents	(479,529)	(240,908)
Cash and cash equivalents at beginning of year	763,599	551,450
Cash and cash equivalents at end of period	$284,070	$310,542

a.	See Note a on page IV.
b.	Represents minority ownership interests’ share of PT Freeport Indonesia and PT Puncakjaya Power dividends.

V

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PT FREEPORT INDONESIA PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper is a measure intended to provide investors with information about the cash generating capacity of PT Freeport Indonesia’s mining operations expressed on a basis relating to its primary metal product, copper. PT Freeport Indonesia uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. This measure is presented by other copper and gold mining companies, although PT Freeport Indonesia’s measures may not be comparable to similarly titled measures reported by other companies.

PT Freeport Indonesia presents gross profit per pound of copper using both a “by-product” method and a “co-product” method. PT Freeport Indonesia uses the by-product method in its presentation of gross profit per pound of copper because (1) the majority of its revenues are copper revenues, (2) it produces and sells one product, concentrates, which contains copper, gold and silver, (3) it is not possible to specifically assign PT Freeport Indonesia’s costs to revenues from the copper, gold and silver it produces in concentrates, (4) it is the method used to compare mining operations in certain industry publications and (5) it is the method used by PT Freeport Indonesia’s management and Board of Directors to monitor its operations. In the co-product method presentation below, costs are allocated to the different products based on their relative revenue values, which will vary to the extent our metals sales volumes and realized prices change.

In both the by-product and the co-product method calculations below, PT Freeport Indonesia shows adjustments to copper revenues for prior period open sales as separate line items. Because the copper pricing adjustments do not result from current period sales, PT Freeport Indonesia has reflected these separately from revenues on current period sales. Noncash and nonrecurring costs, which consist of items such as stock-based compensation costs starting January 1, 2006, write-offs of equipment or unusual charges, have not been material. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold and silver revenues are reflected as credits against site production and delivery costs in the by-product method. Presentations under both methods are shown below together with a reconciliation to amounts reported in FCX’s consolidated financial statements.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Three Months Ended March 31, 2006
	By-Product	Co-Product Method
(In Thousands)	Method	Copper		Gold		Silver		Total
Revenues, after adjustments shown below	$543,138	$543,138		$282,799		$7,757		$833,694

Site production and delivery, before net noncash
and nonrecurring costs shown below	275,008	179,163		93,286		2,559		275,008
Gold and silver credits	(290,556)	-		-		-		-
Treatment charges	85,353 [a]	55,606	[b]	28,953	[b]	794	[b]	85,353
Royalty on metals	19,935	12,988		6,762		185		19,935
Unit net cash costs	89,740	247,757		129,001		3,538		380,296
Depreciation and amortization	33,773	22,003		11,456		314		33,773
Noncash and nonrecurring costs, net	11,669	7,602		3,958		109		11,669
Total unit costs	135,182	277,362		144,415		3,961		425,738
Revenue adjustments, primarily for pricing on
prior period open sales and gold hedging	68,377	137,339		(68,962)		-		68,377
PT Smelting intercompany profit recognized	20,828	13,569		7,065		194		20,828
Gross profit	$497,161	$416,684		$76,487		$3,990		$497,161

Pounds of copper sold (000s)	225,200	225,200
Ounces of gold sold				472,500
Ounces of silver sold						707,100

Gross profit per pound of copper (¢)/per ounce of gold and silver ($):
Revenues, after adjustments shown below	242.9 ¢	242.9	¢	$405.54		$9.76

Site production and delivery, before net noncash
and nonrecurring costs shown below	122.1	79.6		197.43		3.62
Gold and silver credits	(129.0)	-		-		-
Treatment charges	37.9 [a]	24.7	[b]	61.28	[b]	1.12	[b]
Royalty on metals	8.9	5.8		14.31		0.26
Unit net cash costs	39.9	110.1		273.02		5.00
Depreciation and amortization	15.0	9.8		24.25		0.44
Noncash and nonrecurring costs, net	5.2	3.4		8.38		0.15
Total unit costs	60.1	123.3		305.65		5.59
Revenue adjustments, primarily for pricing on
prior period open sales	28.8	59.4		47.04		1.20
PT Smelting intercompany profit recognized	9.2	6.0		14.95		0.27
Gross profit per pound/ounce	220.8 ¢	185.0	¢	$161.88		$5.64

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery		Depreciation and Amortization
Totals presented above	$833,694	$275,008		$33,773
Net noncash and nonrecurring costs per above	N/A	11,669		N/A
Less: Treatment charges per above	(85,353)	N/A		N/A
Royalty per above	(19,935)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	68,377	N/A		N/A
Mining and exploration segment	796,783	286,677		33,773
Smelting and refining segment	516,104	491,437		7,406
Eliminations and other	(226,765)	(300,199)		2,071
As reported in FCX’s consolidated financial
statements	$1,086,122	$477,915		$43,250

a.
Includes $11.8 million or 5.2 cents per pound for adjustments to December 31, 2005 concentrate sales subject to final pricing to reflect the impact on treatment charges resulting from the increase in copper prices since December 31, 2005.

b.
Includes $7.7 million or 3.4 cents per pound for copper, $4.0 million or $8.48 per ounce for gold and $0.1 million or $0.16 per ounce for silver for adjustments to December 31, 2005 concentrate sales subject to final pricing to reflect the impact on treatment charges resulting from the increase in copper prices since December 31, 2005.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Three Months Ended March 31, 2005
	By-Product	Co-Product Method
(In Thousands)	Method	Copper		Gold	Silver		Total
Revenues, after adjustments shown below	$500,413	$500,413		$250,998	$9,100		$760,511

Site production and delivery, before net noncash
and nonrecurring costs shown below	193,354 [a]	127,226	[b]	63,814 [b]	2,314	[b]	193,354
Gold and silver credits	(260,098)	-		-	-		-
Treatment charges	71,486	47,037		23,594	855		71,486
Royalty on metals	18,778	12,356		6,197	225		18,778
Unit net cash costs	23,520	186,619		93,605	3,394		283,618
Depreciation and amortization	46,925	30,877		15,487	561		46,925
Noncash and nonrecurring costs, net	524	345		173	6		524
Total unit costs	70,969	217,841		109,265	3,961		331,067
Revenue adjustments, primarily for pricing on
prior period open sales	17,151	17,151		-	-		17,151
PT Smelting intercompany profit elimination	(2,576)	(1,695)		(850)	(31)		(2,576)
Gross profit	$444,019	$298,028		$140,883	$5,108		$444,019

Pounds of copper sold (000s)	328,100	328,100
Ounces of gold sold				595,300
Ounces of silver sold					1,270,300

Gross profit per pound of copper (¢)/per ounce of gold and silver ($):
Revenues, after adjustments shown below	151.3 ¢	151.3	¢	$426.74	$7.04

Site production and delivery, before net noncash
and nonrecurring costs shown below	58.9 [a]	38.8	[b]	107.20 [b]	1.82	[b]
Gold and silver credits	(79.3)	-		-	-
Treatment charges	21.8	14.3		39.63	0.67
Royalty on metals	5.7	3.8		10.41	0.18
Unit net cash costs	7.1	56.9		157.24	2.67
Depreciation and amortization	14.3	9.4		26.02	0.44
Noncash and nonrecurring costs, net	0.2	0.1		0.29	-
Total unit costs	21.6	66.4		183.55	3.11
Revenue adjustments, primarily for pricing on
prior period open sales	6.4	6.4		(5.10)	0.11
PT Smelting intercompany profit elimination	(0.8)	(0.5)		(1.43)	(0.02)
Gross profit per pound/ounce	135.3 ¢	90.8	¢	$236.66	$4.02

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery		Depreciation and Amortization
Totals presented above	$760,511	$193,354		$46,925
Net noncash and nonrecurring costs per above	N/A	524		N/A
Less: Treatment charges per above	(71,486)	N/A		N/A
Royalty per above	(18,778)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	17,151	N/A		N/A
Mining and exploration segment	687,398	193,878		46,925
Smelting and refining segment	272,116	263,577		7,089
Eliminations and other	(156,449)	(92,449)		2,912
As reported in FCX’s consolidated financial
statements	$803,065	$365,006		$56,926

a.	Net of deferred mining costs totaling $32.2 million or 9.8 cents per pound. Following adoption of EITF 04-6 on January 1, 2006, stripping costs are no longer deferred. See Note a on page IV.
b.
Net of deferred mining costs totaling $21.2 million or 6.5 cents per pound for copper, $10.6 million or $17.86 per ounce for gold and $0.4 million or $0.30 per ounce for silver. See Note a above and Note a on page IV.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
CATHODE CASH UNIT COSTS

Cathode cash unit cost per pound of copper is a measure intended to provide investors with information about the costs incurred to produce cathodes at FCX’s smelting operations in Spain and Indonesia. FCX uses this measure for the same purpose and for monitoring operating performance at its smelting operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. Other smelting companies present this measure, although Atlantic Copper’s and PT Smelting’s measures may not be comparable to similarly titled measures reported by other companies.

ATLANTIC COPPER CATHODE CASH UNIT COST PER POUND OF COPPER
The reconciliation below presents reported production costs for FCX’s smelting and refining segment (Atlantic Copper) and subtracts or adds components of those costs that do not directly relate to the process of converting copper concentrates to cathodes. The adjusted production costs amounts are used to calculate Atlantic Copper’s cathode cash unit cost per pound of copper (in thousands, except per pound amounts):

	Three Months Ended March 31,
	2006	2005
Smelting and refining segment production costs reported in FCX’s consolidated
financial statements	$491,437	$263,577
Less:
Raw material purchase costs	(325,940)	(197,271)
Production costs of anodes sold	(4,273)	(3,435)
Other	1,169	(1,160)
Credits:
Gold and silver revenues	(130,044)	(31,948)
Acid and other by-product revenues	(6,659)	(7,300)
Production costs used in calculating cathode cash unit cost per pound	$25,690	$22,463

Pounds of cathode produced	129,400	131,700

Cathode cash unit cost per pound	$0.20	$0.17

PT SMELTING CATHODE CASH UNIT COST PER POUND OF COPPER
The calculation below presents PT Smelting’s reported operating costs and subtracts or adds components of those costs that do not directly relate to the process of converting copper concentrates to cathodes. PT Smelting’s operating costs are then reconciled to PT Freeport Indonesia’s equity in PT Smelting earnings reported in FCX’s consolidated financial statements (in thousands, except per pound amounts):

	Three Months Ended March 31,
	2006	2005
Operating costs - PT Smelting (100%)	$23,966	$18,451
Add: Gold and silver refining charges	1,466	956
Less: Acid and other by-product revenues	(3,737)	(3,860)
Other	(429)	(502)
Production costs used in calculating cathode cash unit cost per pound	$21,266	$15,045

Pounds of cathode produced	142,400	143,500

Cathode cash unit cost per pound	$0.15	$0.10

Reconciliation to Amounts Reported
Operating costs per above	$(23,966)	$(18,451)
Other costs	(472,038)	(278,151)
Revenue and other income	510,478	307,226
PT Smelting net income	14,474	10,624

PT Freeport Indonesia’s 25% equity interest	3,619	2,656
Amortization of excess investment cost	(60)	(60)
Equity in PT Smelting earnings reported in FCX’s consolidated financial
statements	$3,559	$2,596

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
PT Freeport Indonesia’s Contract of Work provides for a 35 percent corporate income tax rate. PT Indocopper Investama (100 percent owned by FCX) pays a 30 percent corporate income tax on dividends it receives from its 9.36 percent ownership in PT Freeport Indonesia. In addition, the tax treaty between Indonesia and the United States (U.S.) provides for a withholding tax rate of 10 percent on dividends and interest that PT Freeport Indonesia and PT Indocopper Investama pay to their parent company, FCX. FCX currently records no income taxes at Atlantic Copper, which is subject to taxation in Spain, because it has not generated significant taxable income in recent years and has substantial tax loss carryforwards for which FCX has provided no net financial statement benefit. FCX receives no consolidated tax benefit from these losses because they cannot be used to offset PT Freeport Indonesia’s profits in Indonesia, but can be utilized to offset Atlantic Copper’s future profits.

Parent company costs consist primarily of interest, depreciation and amortization, and general and administrative expenses. FCX receives minimal, if any, tax benefit from these costs, including interest expense, primarily because the parent company normally generates no taxable income from U.S. sources. As a result, FCX’s provision for income taxes as a percentage of its consolidated income before income taxes and minority interests will vary as PT Freeport Indonesia’s income changes, absent changes in Atlantic Copper and parent company costs. Summaries of the approximate significant components of the calculation of FCX’s consolidated provision for income taxes are shown below (in thousands, except percentages).

	Three Months Ended
	March 31,
	2006	2005
Mining and exploration segment operating income[a]	$447,527	$428,307
Mining and exploration segment interest expense, net	(3,273)	(5,727)
Intercompany operating profit recognized (deferred)	74,211	(63,570)
Income before taxes	518,465	359,010
Indonesian corporate income tax rate	35%	35%
Corporate income taxes	181,463	125,654

Approximate PT Freeport Indonesia net income	337,002	233,356
Withholding tax on FCX’s equity share	9.064%	9.064%
Withholding taxes	30,546	21,151

PT Indocopper Investama corporate income tax	5,623	14,124
Other, net	4,090	3,099
FCX consolidated provision for income taxes	$221,722	$164,028

FCX consolidated effective tax rate	43%	50%

a.	Excludes charges for the in-the-money value of FCX stock option exercises, which are eliminated in consolidation, totaling $56.0 million for the 2006 quarter and $16.8 million for the 2005 quarter.

X

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

BUSINESS SEGMENTS
FCX has two operating segments: “mining and exploration” and “smelting and refining.” The mining and exploration segment consists of FCX’s Indonesian activities including PT Freeport Indonesia’s copper and gold mining operations, PT Puncakjaya Power’s power-generating operations (after eliminations with PT Freeport Indonesia) and FCX’s Indonesian exploration activities. The smelting and refining segment includes Atlantic Copper’s operations in Spain and PT Freeport Indonesia’s equity investment in PT Smelting in Gresik, Indonesia. The segment data presented below were prepared on the same basis as FCX’s consolidated financial statements.

	Mining and Exploration		Smelting and Refining		Eliminations and Other	FCX Total
	(In Thousands)
Three months ended March 31, 2006:
Revenues	$796,783	[a]	$516,104		$(226,765)	$1,086,122
Production and delivery	286,677		491,437		(300,199)[b]	477,915
Depreciation and amortization	33,773		7,406		2,071	43,250
Exploration expenses	2,537		-		39	2,576
General and administrative expenses	82,306	[c]	3,775		(55,450)[c]	30,631
Operating income	$391,490		$13,486		$126,774	$531,750
Equity in PT Smelting earnings	$-		$3,559		$-	$3,559
Interest expense, net	$3,273		$5,447		$13,951	$22,671
Provision for income taxes	$144,691		$-		$77,031	$221,722
Capital expenditures	$48,940		$3,513		$(331)	$52,122
Total assets	$3,729,867	[d]	$963,594	[e]	$102,731	$4,796,192

Three months ended March 31, 2005:
Revenues	$687,398	[a]	$272,116		$(156,449)	$803,065
Production and delivery	193,878		263,577		(92,449)[b]	365,006
Depreciation and amortization	46,925		7,089		2,912	56,926
Exploration expenses	1,892		-		28	1,920
General and administrative expenses	33,182	[c]	3,004		(14,572)[c]	21,614
Operating income (loss)	$411,521		$(1,554)		$(52,368)	$357,599
Equity in PT Smelting earnings	$-		$2,596		$-	$2,596
Interest expense, net	$5,727		$3,805		$28,016	$37,548
Provision for income taxes	$145,319		$-		$18,709	$164,028
Capital expenditures	$23,569		$2,724		$(47)	$26,246
Total assets	$3,849,871	[d]	$771,158	[e]	$168,674	$4,789,703

a.	Includes PT Freeport Indonesia’s sales to PT Smelting totaling $282.5 million in the 2006 quarter and $234.2 million in the 2005 quarter.
b.
Includes deferral (recognition) of intercompany profits on 25 percent of PT Freeport Indonesia’s sales to PT Smelting, for which the final sale to third parties has not occurred, totaling $(20.8) million in the 2006 quarter and $2.6 million in the 2005 quarter.

c.
Includes charges to the mining and exploration segment for the in-the-money value of FCX stock option exercises which are eliminated in consolidation totaling $56.0 million in the 2006 quarter and $16.8 million in the 2005 quarter.

d.	Includes PT Freeport Indonesia’s trade receivables with PT Smelting totaling $149.6 million at March 31, 2006, and $120.4 million at March 31, 2005.
e.	Includes PT Freeport Indonesia’s equity investment in PT Smelting totaling $58.9 million at March 31, 2006, and $47.8 million at March 31, 2005.

XI